Exhibit 10.13

                                    AGREEMENT

     This lease agreement (this "Agreement") is entered into on February 1st 2005 and shall supercede all previous agreements between the Parties.

     This Lease Agreement is made between:

1) S.C. Italian-Romanian Industrial Development Enterprise - IRIDE S.A., located at 9-9A, Dimitrie Pompei Blvd., Bucharest, Sector 2, registered with the Bucharest Registry of Commerce under no. J 40/8615/1997, represented by Mr. Luciano Furlan as General Manager and Mr. Christian Grossschartner as Administrator (the "Landlord");

and,

2) TechTeam Global SRL, located at Dimitrie Pompei Blvd no 9-9a Sector 2 Bucharest, registered with the Registry of Commerce under no J/40/2100/2004., represented by Mr. Valerica Covaciu. as Country Manager, (the "Tenant").

1.   DEFINITIONS

In this Agreement

"Business Day"      means a day (other than Saturday or Sunday) on which banks are generally open for normal business;

"Building"          means the building number 16, located at nr. 9-9A, Dimitrie
                    Pompei Blvd., shown edged blue on the Plan annexed to this
                    Agreement as Appendix 2 of which the Premises form part;

"Days of Payment"   means the date of payment set forth in the relevant invoice.

"End of the Term"   includes the expiration of the Term (or the termination of the Term in any other way);

EURO CPI means the index calculation for the Consumer Price Index of the Euro based economies as further described and indicated at http://europa.eu.int/comm/eurostat;

"Estate"            means the IRIDE Complex located at 9-9A, Dimitrie Pompei
                    Blvd., Bucharest, sector 2, as registered with the Land
                    Registry of the Local Court of sector 2 under no. 6885/1999 and identified with the cadastral numbers 2408/3, 2408/4 and 2408/5;

"Exchange Rate"     means the National Bank of Romania average rate of exchange of EURO/LEI at 11 a.m. for the day before a payment day;

"Force Majeure
Event" means an extraordinary, external event the arising and duration of which is beyond the control of the relevant party. Force Majeure shall not include (i) any event that is caused by a party or persons for which a party is responsible, or (ii) any insufficiency of funds;

"Insurance"         means the insurance contract affected by the Landlord with respect to the Insured Risks;

"Insured Risks" means the all natural disasters (fire, flood, earthquake and similar such calamities) risks against which the Landlord shall insure the Premises;

"Interest Rate"     means EURIBOR plus 3%;

"Lei Equivalent"    means the amount in Lei calculated in accordance with the
                    Exchange Rate.

"Notice" means a written announcement of change of Tenant's status which is affecting the occupation of the Premises;

"Premises"          means a portion of the ground floor and top floor of the
                    building, with an agreed net internal area of 2800 sqm,
                    comprising 795 sqm offices at the second floor, 2,005 sqm
                    call centre located on the third floor, together with the
                    right to use 1 parking space per 50 sqm of rented premises reserved for the Tenant within the Estate. The Tenant shall be allocated a suitable location for a standby generator and fuel storage adjacent to the building. All costs associated with the installation of the generator will be at the charge of the Tenant.

"Rent"              means the starting rent LEI Equivalent of 31,586.25
                    EURO/month, or the Lei Equivalent of 13.25 EURO/sqm/month for the offices and 10.50 Euro/sqm/month for the call centre, multiplied by the agreed net internal area of the Premises. At the sixth year the base rent will revert to
                    13.75 Euro for offices, 11 Euro for the call centre and thereafter adjusted annually for the remainder of the Term in accordance with the provisions of article 3 j). Any difference between the areas specified above and the actual size shall not involve an adjustment of the rent unless the difference exceeds 2%.

"Services"          means the services listed in Schedule 3;

"Services Charge"   means the sum payable by the Tenant calculated as set out in
                    Schedule 4;

"Term" means the term of years granted clause 3 (a) of by this Agreement;

"Term

Commencement
Date"               shall have the meaning ascribed to it in section 3(b);

"Written Consent"   means any notice required in writing from either party. If the relevant party does not respond to the application for
                    "written consent" within 10 days from the application date, the consent is deemed to be granted;

2.   INTERPRETATION

The headings in this Agreement do not affect its interpretation.

3.   AGREEMENT AND RENT

a.) The Landlord lets the Premises to the Tenant at the Rent for the period of 10 (ten) years starting on the 1st September 2004. This Agreement shall be registered with the Land Registry of the Local Court of sector 2 according to the provisions of Art. 21 c) (a) of Cadastre and Real Estate Publicity Law 7/1996 in order to ensure the opposability of this Agreement to third parties.

b.) Delivery of the Premises to the Tenant shall take place on 1st September 2004 or later or earlier as agreed in the writing between the parties. After 1st September, 2004 penalties will be applied according to the Interest Rate to any amount paid in advance. In case the delay of delivery exceeds two (2) months due to Landlord's fault, penalties will be charged to the Landlord equivalent with an aggregate amount of 1,000 EURO for each day of delay. In the meantime between the original delivery of the initial premises on June 1st the Landlord shall provide 800 sqm of temporary space for the Tenant in buildings 14 at a rental rate of 5.60 Euro plus VAT up to September 1st and thereafter free of charge pending delivery of the premises and a further 600sqm of temporary space in building 2 from November 1st 2004 free of charge pending delivery of the premises.

c.) A Schedule of Condition recording the condition of the Premises shall be signed by both parties on the Term Commencement Date. This Schedule of Condition will be attached to the Agreement. The Landlord shall remedy any minor defects still existing at the Term Commencement Date within 14 days excluding any materials necessitating special orders. In the event of a dispute the parties will jointly act to appoint a professional construction expert to solve the dispute. In the case the parties cannot agree on the expert or in the case a party does not observe and perform the experts decision then the matter will be resolved in accordance with article 8.2 of this Agreement.

d.) The Term is automatically terminated after ten (10) years unless the Tenant and Landlord agree to extend the Term by giving each other 6 months' written notice prior to the End of the Term, sent by registered mail in accordance with the provisions of Clause 8.4. of this Agreement. The terms and conditions of the extended term will be agreed based on the market conditions.

e.) Subject to such space being available, the Tenant will have the option to relocate to alternative accommodation within the Estate on terms to be agreed with the Landlord during the entire term, should the Premises become no longer adequate.

f.) The rights reserved to the Landlord [in Schedule 2] are also reserved to those authorized by the Landlord.

g.) The Rent is payable quarterly in advance (without any deduction) on the Day of Payment. The first payment is to be made upon the Term Commencement Date.

h.) All payments shall be made on the basis of invoice previously issued by the Landlord, to the bank account specified in the invoice. Any exchange rate difference between the invoice date and the payment date will be to the cost of the Tenant.

i.) The Tenant shall issue to the benefit of the Landlord a bank guarantee of the equivalent of 3 (three) months' rent as guarantee for any claims for damages under this Agreement. This guarantee shall be provided by the Tenant upon signature of the Agreement.

j.) At the end of each year of the Term the Rent and Services Charge will be increased in accordance with the following formula:

                              New rent = R x a / b

Where R is the Rent (or Services Charge as the case may be) payable immediately before the end of that year of the Term, 'a' is the prevailing EURO CPI on the last day of that year of the Term and 'b' is the prevailing EURO CPI on the day of the year which immediately preceding that year. If this calculation does not result in an increase, the Rent will stay the same.

The Rent and Service Charge calculated pursuant to the above formula may not increase more than 3% per annum.

4.   OBLIGATIONS

4.1) Rent

The Tenant must pay the Rent, the Service Charge and any Value Added Tax thereon to the Landlord at the times set out in clause 3 without any deduction.

4.2) Outgoings

a) Subject to the Tenant paying the sums specified in Clause 4.1. and observing and performing the obligations on its part set out in this Agreement, the Landlord must pay or cause to be paid the property taxes imposed on, or payable in respect of the Premises or assessed, charged or imposed on, or payable by its owner or occupier.

b) The Tenant must pay all charges for the supply to and consumption by the Premises of electricity, gas, water and all charges for telecommunications and observe and perform all regulations of the supply authorities.

If the Landlord pays the sums specified in clause 4.2. (b) then the Tenant will reimburse the Landlord. If the sum paid by the Landlord relates to the Premises and other parts of the Estate, the Tenant will reimburse the Landlord a pro rata proportion of the amount paid by the Landlord, corresponding to the Premises.

4.3) Repair

a) The Tenant must at its own cost keep the interior of the Premises in good repair and will carry out any repairs, in a good and workmanlike manner using good quality materials. This does not include costs associated for repairs arising from normal wear and tear. The Tenant will not be obliged to repair damage caused by an Insured Risk unless:

     (i) the damage is not insured because of an exclusion, limitation or excess imposed by the insurers and such damage arises from the fault of the Tenant and is not the result of normal wear and tear: or

     (ii) the insurance proceeds are irrecoverable because of the act, default or omission of the Tenant, or anyone at the Estate with the express or implied authority of the Tenant.

b) Subject to the Tenant paying the sums reserved under Clause 4.1., the Landlord will be responsible for and use all reasonable endeavours to keep the premises in the same state as evidenced in the Schedule of Condition (save where the Tenant is liable to carry out repairs under this Agreement) including:

     -    Structural walls and floors

     -    Electrical distribution

     -    Plumbing

     -    Landscaping

     -    Plants

     -    Equipment

     -    Water and gas distribution

     -    Drainage

     -    Air conditioning

     -    Roof

c) Subject to the Tenant paying the sums reserved under Clause 4.1., the Landlord undertakes to use all reasonable endeavours to repair any damage to the Premises that may have been caused due to faults in the design or construction of the structure, facades and roofs, and the Tenant undertakes to notify the Landlord of any such damage. The Landlord shall use its best efforts to minimize the inconvenience caused by such repair.

d) In the event of the Tenant suffering serious disruption to its business operation for a period of more than six days as a result of repairs being conducted on the Premises by Landlord and under its responsibility, the Landlord shall compensate the Tenant for all damages caused to its business by reducing the Rent in direct proportion to the area in which the disruption occurs and to which client may not have access to, for the duration of the disruption including such six days. In the event of the Tenant suffering serious disruption to its business operation for a period of more than six days as a result of noise pollution or heat and water stoppage, the Landlord shall compensate the Tenant for all damages caused to its business by reducing the Rent in direct proportion to the area in which the disruption occurs but the Landlord's liability shall never exceed the Rent payable for the relevant period of disruption..

4.4) Redecoration

In keeping the interior of the Premises in good order, the Tenant shall maintain the Premises in the same state as evidenced in the Schedule of Condition, except taking into account the normal wear and tear of the Premises.

4.5) Entry by the Landlord

a) The Tenant must permit the Landlord to enter the Premises to examine its condition and take inventories. Except in an emergency the Landlord shall give the Tenant 5 days prior notice before exercising the right of entry. After notice or in case of emergency, the Landlord may break into the Premises.

4.6) Remedy breaches

a) The Tenant must remedy all breaches of its obligations under this Agreement other than payment of the Rent or Service Charge, notified to it by the Landlord as soon as possible and in any event within two months after notification. If the Tenant fails to do so the Landlord may enter the Premises and remedy the breach. All costs and expenses incurred by the Landlord to doing so must be paid by the Tenant on demand.

b) If the Tenant fails to pay the Rent or the Service Charge, the Landlord is entitled to recover interest on outstanding monies due at the Interest Rate. Failure by the Tenant to pay outstanding Rent or Service Charges for a period of 15 days from the date of notice from the Landlord of breach or failure may result in unilateral termination of the Agreement by the Landlord and the Tenant and Guarantor will jointly and severally become liable for immediate payment of the balance of the payments due under the Agreement for the remainder of the Term and will be required to vacate the Premises.

4.7) Tenant Alterations

a) The Tenant is not allowed to install, change or remove anything into or from the Premises nor to, or from the service installations serving the Premises, except with the prior written consent of the Landlord. If agreed with the Landlord, the Tenant shall at its own cost obtain all necessary consents and permissions for any such installation, change or removal and shall thereafter at its own cost and its own risk carry out such installation, change or removal.

b) Any installation change or removal into or from the Premises shall at the End of the Term be left, unless the Landlord, when granting the consent in paragraph (a) above reserved the right to demand that the Premises at End of the Term be returned to the Landlord in the same condition as evidenced in the Schedule of Condition in which case the Tenant shall at its own cost and risk so reinstate the Premises. The raised floor on the third level shall remain the property of the Tenant and shall be removed by the Tenant upon expiry of the Term.

4.8) Signs

Signs, logos or any other advertising media may be affixed both within the Premises and on the external walls of the Building encompassing the Premises, in compliance with all applicable statutory and local authority regulations, and subject to the Landlord's prior written consent, such consent not to be unreasonably withheld.

4.9) Use

The Premises shall be used for the purposes of call centre, offices, administrative functions, employees canteen and storage. Any other use will be permitted only if and after having received written consent of the Landlord, subject to any and all approvals required from local or other competent authorities. Such approvals shall be obtained and maintained by the Tenant at its expense. Any use of the equipment or change of the equipment used that may affect the proper use, safety and resistance of the Premises can be done only with the written consent of the Landlord.

4.10) Use obligations

The Tenant must:

a) not to do anything on the Premises which is a nuisance, damage, danger, annoyance or inconvenience to the Landlord or to any nearby owner or occupier on the Estate or neighbouring properties or use the Premises for any illegal or immoral purpose;

b) not allow to pass into the service installations serving the Premises anything that may obstruct them or cause damage, danger or pollution or anything poisonous or radioactive;

c) not bring onto or keep in the Premises anything dangerous, inflammable, explosive, noxious or offensive; and

d)   not overload the Premises or the utilities serving the Premises.

4.11) Notices in respect of the Premises

The Tenant must:

a) give the Landlord a copy of every notice or order of any proposal for a notice or order in respect of the Premises addressed to the Tenant and/or Landlord and received by the Tenant or any occupier of the Premises or left at the Premises within seven days of its service;

b)   take all necessary action to comply with the notice or order without delay;
     and

c) at the request of the Landlord, make or join with the Landlord in making objections or representations in respect of the notice, order or proposal.

4.12) Costs

Each party must bear their own costs save where one party is in default in which case the defaulting party shall be liable for the reasonable and proper cost of the non-defaulting party(ies) pay all costs and expenses incurred by the other party:

a) in enforcing the other party's obligations under this Agreement (including costs incurred in connection with the recovery of arrears of the Rent sums due to the other party under this Agreement);

4.13) Alienation

The Tenant must not sublet/assign the whole or any part of the Premises nor let for use to a third party without the Landlord's prior written consent, such consent not to be unreasonably witheld. The Landlord's consent is not required if the Tenant sublets or shares the accommodation of the whole or any part of the Premises with a company belonging to the Tech Team group of companies.

4.14) Return of Premises to Landlord

The Tenant must:

a) give up the Premises and the items in it (except for those items that as a matter of law are the property of the Tenant) to the Landlord at the expiry of the Term repaired and cleaned in accordance with the Tenant's obligations contained in this Agreement; and

b) make good all damage associated with the removal of all items that as a matter of law are the property of the Tenant. All of Tenant's property remaining on the premises after this Agreement terminates for a duration of more than 5(five) business days shall be deemed abandoned and may be removed or stored by Landlord at Tenant's risk and expense.

4.15) Notices for sale and re-letting

The Tenant must:

a) permit the Landlord during the 6 months prior to the end of the Term affix notices for sale or re-letting it;

b) permit all persons with written authority from the Landlord or the Landlord's agent at reasonable times to view the Premises during the 6 months before the end of the Term, with 24 hours prior notification and the viewing activity may not disturb the Tenant's activity.

5.   INSURANCE

Throughout the term, the Landlord agrees to provide and maintain insurance for the Estate, for its own benefit, which shall be valid and effective for an amount and coverage which are customary in the area for buildings and real property of similar size and use as the Premises.

The Landlord and the Tenant agree not to knowingly violate, or permit or suffer to be violated, any of said policies of insurance.

A copy of the Landlord's insurance policy will be given to Tenant on the Term Commencement Date.

5.1) Double Insurance

The Tenant must not effect any insurance relating to the Premises against any of the Insured Risks (but this does not prevent the Tenant from insuring those items which as a matter of law are its property).

5.2) Annulment of insurance policy

The Tenant will not do anything which may annul the Landlord's policy of insurance of the Estate or of any nearby Premises of the Landlord or which may increase the premium payable by the Landlord for the Insurance.

5.3) Irrecoverable reinstatement cost

If the Premises or any part of the Estate are destroyed or damaged by any of the Insured Risks and the insurance money under any Insurance is wholly or partly irrecoverable because of any act, default or omission of the Tenant, any person deriving title under the Tenant or any person at the Premises with the express or implied authority of any of them, the Tenant must pay to the Landlord on demand the whole or the appropriate proportion of the cost of reinstating the Premises or the Estate (as the case may be). Any dispute as to the amount of such proportion shall be referred to arbitration.

5.4) Cesser of rent

If the premises or any part of them are destroyed or damaged by any of the Insured Risks so as to be unfit for occupation or use, the fair proportion of the Rent and Service Charge, according to the nature and extent of the damage, will be suspended until the Premises have been reinstated and made fit for occupation and use. Any dispute as to the amount of such proportion shall be referred to arbitration in accordance with the arbitration procedure under this Agreement. This sub-clause does not apply if the insurance monies in respect of loss of rent are wholly or partially irrecoverable, solely because of an act, default or omission of the Tenant, or any person deriving title under the Tenant, or any person at the Premises with the express or implied authority of any of them.

If the damage to the premises infringe the Tenant's ability to use the premises to their fullest enjoyment and total usage, the Tenant may issue the Landlord written notice within a reasonable timeframe of the infringement. This includes both instances of events that would qualify as being Insured Risks, as well as other infringements that may or may not qualify as an Insured Risk. If the infringement is not remedied within 15 days from receipt of the written notice, the Tenant reserves the right to withhold payment of Rent or Service Charges on a daily basis starting with the day when written notice was first issued. This does not limit the Tenant's ability to recover damages as provided in the above paragraph.

Any loss or damage incurred by the Tenant under this Agreement are subject to interest penalties as provided in this Agreement.

6.   TERMINATION

6.1. TERMINATION FOR BREACH

6.1.1. Landlord termination

The Landlord may terminate this Agreement by giving written notice to the Tenant if:

a) the Rent or the Service Charge shall not be paid on the Payment Day(s), and such non-payment shall continue for 15 days after the date of a written notice of such non-payment is given or sent to Tenant by the Landlord.

b) the Tenant shall default materially in the performance or observance of any other obligations or terms contained herein to be performed or observed by the Tenant, and such material default shall continue for a period of 30 days after written notice of such default is given or sent by the Landlord to the Tenant.

c)   if the Tenant shall be adjudicated insolvent or bankrupt.

A termination of this Agreement by the Landlord does not cause any outstanding obligation of the Tenant or the Guarantor to be cancelled.

6.1.2. Tenant termination

The Tenant may terminate this Agreement by giving written notice to the Landlord if:

a) The supply of the utilities to the premises is stopped due to the Landlords fault and this continues for a period of more than 3 (three) business days.

b) The disruption due to repairs detailed in 4.3 c lasts for more than 30 days.

c) The Landlord shall default in the performance of any other obligations contained herein and such default continues for more than 30 days after notice has been given to the Landlord. A termination of this

     Agreement by the Tenant shall require that the Landlord shall immediately reimburse, in no more than 5 (five) business days all Rent and guarantee paid in advance by the Tenant.

d) The Tenant shall have the right to early termination of the Lease at the end of the fifth (5th) and seventh (7th) years of the Term by giving six months prior written notice.

6.2. LAWFUL TERMINATION

This Agreement shall be lawfully terminated:

a) In case of an expropriation (taking over) by the eminent domain of the Premises that materially affect Tenant's use of the Premises;

b) If the Premises are entirely destroyed and the Tenant shall be no longer capable to use the Premises according to the destination provided herein.

c) In case the ownership title of the Landlord shall be legally annulled by a competent court of jurisdiction.

In which case the Landlord will have no liability to the Tenant under this Agreement except for the reimbursement by the Landlord to the Tenant, within five (5) business days of all the Rent and guarantee paid by the Tenant in advance.

7.   VALUE ADDED TAX

If the Rent, Service Charge or any other payment to be made by the Tenant under this Agreement are subject to VAT then the Tenant shall pay the amount of VAT at the appropriate rate in addition to the Rent, Service Charge or any other payments.

8.   GENERAL

8.1) Interest

If any Rent, Service Charge or other sum payable under this Agreement is not paid on the day on which it is due it will bear interest at the Interest Rate from that day until the date of payment.

8.2) Disputes

All disputes arising in connection with this agreement shall be settled by arbitration at the Commission of International Commercial Arbitration, under the Romanian Chamber of Commerce in Bucharest. The arbitration proceeding shall be carried out in the English Language and in accordance with the rules of that Court. The decision of the Arbitration Court shall be final and binding.

8.3) Rights of entry

All rights of entry exercisable by the Landlord extend to include any person authorized by the Landlord including (without limitation) its employees, agents, surveyors and contractors with or without plant, equipment, appliances and materials.

8.4) Notices in writing

Any notice or document to be served under this Agreement shall be in writing and shall be served by registered mail to the party at its address appearing in this Agreement or at such other address as it may have been notified to the other parties in accordance with this Agreement.

8.5) Transfer of rights

The Landlord may transfer its rights to a third party, provided that the tenant's rights under this Agreement are respected in full, and any expenses with regard to such transfer will be covered by the Landlord. Any type of increase in the rent or the financial obligations of the Tenant further to the transfer of rights shall be the full responsibility of the Landlord.

9.   GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with Romanian law.

10.  AMENDMENTS

Any amendment to this Agreement should be signed by all parties otherwise being null and void.

11.  LANGUAGE

The Language used in this Agreement is English. Although this Agreement may be translated into Romanian, the English Language is decisive in all instances of interpretation.

12.  COUNTERPARTS

This Agreement has been executed in two (2) counterparts, in the English language, one original for each party.

All annexes attached to this Agreement form an integral part of the Agreement and have same legal power as the Agreement.

IN WITNESS WHEREOF the Parties acting through their duly authorized representatives have caused this Agreement to be executed in their respective names, in three original counterparts.

Date: 2 February, 2005


-------------------------------------   ----------------------------------------
Landlord                                Tenant


/s/                                     /s/ Valerica Covaciu
-------------------------------------   ----------------------------------------